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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Bowater Incorporated:

We consent to the use of our reports dated February 27, 2002, with respect to the consolidated financial statements and schedule of Bowater Incorporated and subsidiaries (the "Company") for the three-year period ended December 31, 2001, incorporated by reference, which report appears in the December 31, 2001 annual report on Form 10-K of the Company, and to the use of our report dated May 24, 2001 on the financial statements and schedule of the Bowater Incorporated Savings Plan, formerly named the Bowater Incorporated Salaried Employees' Savings Plan (the "Plan"), for the two years ended December 31, 2000, incorporated by reference, which report appears in the December 31, 2000 annual report on Form 11-K of the Plan.




/s/  KPMG LLP
Atlanta, Georgia
May 24, 2002